Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Bernard H. Clineburg,

Tysons Corner, Virginia

          Chairman, President & CEO, (703) 584-3400

October 16, 2003

          Carl E. Dodson, EVP, (703) 584-3400

CARDINAL FINANCIAL CORPORATION REPORTS

THIRD QUARTER 2003 PROFITS; ASSETS EXCEED $560 MILLION

Cardinal Financial Corporation (NASDAQ: CFNL – Common, NASDAQ: CFNLP – Preferred) (the “Company”), parent company of Cardinal Bank, N.A., today announced third quarter 2003 net income of $645,000, or $0.06 per common share, compared to net income of $305,000, or $0.03 per common share, in the third quarter of 2002, representing an improvement of $340,000, or 111.5%.  The improvement in net income is a result of increases in net interest income driven by loan and investment securities growth during the quarter, offset by increases in the provision for loan losses and non-interest expense. This quarterly result is presented after the effect of dividends of $124,000 paid in each quarter to preferred shareholders.

The third quarter of 2003 is the fifth consecutive profitable quarter reported by the Company, resulting from the successful restructuring and consolidation that began in late 2001. For the nine months ended September 30, 2003, the Company reported net income of $1.6 million or $0.15 per common share, compared to a loss of $1.1 million or $0.15 per common share for the comparable period in 2002, an improvement of $2.7 million.  All results are presented after the effect of preferred dividends paid year to date of $371,000 in 2003 and 2002.

Total assets increased by 15.8% or $77.0 million to $563.3 million at September 30, 2003, compared to $486.3 million at December 31, 2002.  Total loans receivable, net of fees, were $290.8 million at September 30, 2003, compared to $249.1 million at December 31, 2002, an increase of $41.7 million or 16.7%. Total investment securities increased by $79.4 million or 48.5% to $243.1 million at September 30, 2003, compared to $163.7 million at December 31, 2002. Total deposits increased by $35.7 million or 8.4% to $459.2 million at September 30, 2003, compared to $423.5 million at December 31, 2002. Other borrowed funds at September 30, 2003 were $62.8 million, an increase of $60.8 million compared to $2.0 million at December 31, 2002.

Shareholders’ equity decreased 3.9% to $39.1 million at September 30, 2003, compared to $40.7 million at December 31, 2002. The decrease of $1.6 million over the last nine months was driven by an unfavorable mark-to-market adjustment of $3.3 million on the Company’s primarily mortgage-backed available-for-sale investment portfolio. Offsetting this decrease was the $1.6 million year to date net income to common shareholders. Book value per common share at September 30, 2003 was $3.21, compared to $3.37 at December 31, 2002.  Tangible book value per common share at September 30, 2003 was $3.14, compared to $3.31 at December 31, 2002.  Regulatory capital ratios for the Company remained well above regulatory minimum requirements.

Net interest income increased $996,000 or 35.1% to $3.8 million for the three months ended September 30, 2003, compared to $2.8 million for the third quarter of 2002.  Year to date, net interest income increased $2.9 million or 36.4% to $10.7 million, compared to $7.9 million for the same period of 2002.  The increase is attributable to the increase in the average volume of investment securities and loans in the three and nine months ended September 30, 2003, compared with the same periods in the prior year, funded through the increase in total deposits and other borrowed funds.  This increase was slightly offset by a decline in the year to date net interest margin, resulting from historically low interest rates. For the nine months ended September 30, 2003, the Company’s net interest margin was 2.96%, a decrease of 9 basis points when compared to the same period of 2002.    For the three months ended September 30, 2003, the Company’s net interest margin increased 2 basis points to 2.88%, compared to 2.86% during the third quarter of 2002.

During the quarter ended September 30, 2003, the provision for loan loss expense was $356,000, compared to $95,000 for the quarter ended September 30, 2002.  For the year to date 2003, the provision for loan losses was $602,000, compared to $134,000 for the same period 2002.  The reason for the increase in provision expense for the quarter and year to date periods was due to growth in the volume of loans receivable compared to the prior year. The Company’s allowance to total loans ratio increased slightly to 1.36% at September 30, 2003, compared to 1.35% at December 31, 2002. The Company continued to experience strong loan quality as demonstrated by annualized net charge-offs of only .01% of total loans during the third quarter and non-performing loans representing only .18% of total loans as of September 30, 2003.

Non-interest income increased 53.2% to $971,000 in the third quarter of 2003 from $634,000 in the same quarter of 2002, due to an increase of $170,000 in gains on the sale of a portion of the Company’s mortgage-backed and U.S. agency bond portfolios compared to the third quarter of 2002.  In addition, during the third quarter, the Company recorded $171,000 in gains on the sale of mortgage loans through a loan sales program that began in March 2003.  For the year to date 2003, non-interest income increased 58.2% to $3.0 million, compared to $1.9 million for the same period in 2002.

Non-interest expense increased 24.8% to $3.7 million for the third quarter of 2003 from $3.0 million for the same period in 2002. The increase is mostly attributable to the branch expansion the Company completed during the third quarter of 2003.  The Company opened its ninth branch at its headquarters location on September 2 and its tenth branch in Leesburg on October 1.  For the year to date 2003, non-interest expense increased $834,000 or 8.0% to $11.2 million, compared to $10.4 million for the same nine-month period in 2002. The Company’s headquarters move to Tysons Corner during the first quarter of 2003 and the opening of three branch locations during the past twelve months has impacted 2003 expenses. The Company has also increased its advertising and marketing efforts, and has experienced increases in other professional fees and loan expenses, all attributed to the Company’s strong asset growth during the last nine months.

As previously announced in January 2003, the Company has reached an agreement to acquire at least two additional premier full service branch office sites in Virginia – one in western Fairfax County and one in eastern Prince William County.  Pending regulatory approval, these two additional branch sites are expected to open during the first or second quarter of 2004.

Bernard H. Clineburg, Chairman, President and Chief Executive Officer of the Company, said “We continue to make progress in building our franchise while improving our profitability and maintaining our high standards for credit quality.  We are gaining momentum in building our commercial and real estate loan portfolios and are experiencing steady growth in our consumer lending portfolio.   We have opened two new branch offices in the past two months and have expanded our footprint into the rapidly growing Leesburg and Loudoun County markets.  Subject to regulatory approval, we will expand into eastern Prince William County and western Fairfax County markets over the next three to six months and are continually evaluating new branch sites in rapidly growing markets.  Expenses associated with our branch expansion strategy may negatively affect our short-term profitability, however, we are encouraged by the strong loan growth we experienced during the third quarter, which should have a positive effect on interest margins as we begin the fourth quarter.”

Cardinal Financial Corporation is the parent company of Cardinal Bank, N.A., and Cardinal Wealth Services, Inc., a full-service investment advisor subsidiary.  Cardinal Bank, N.A., serves Northern Virginia with ten conveniently located branches in Alexandria, Arlington, Fairfax, Leesburg, Manassas, McLean, Reston, Sterling and Tysons Corner. The company’s common and preferred stock is traded on the NASDAQ SmallCap Market (CFNL-Common, CFNLP-Preferred).  For additional information, please visit our website at www.cardinalbank.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  These statements may be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “believe,” “anticipate,” “intend,” “plan” or variations thereof.  These forward-looking statements may contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as its future operations and financial performance.  Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company.  Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other filings that the Company makes with the Securities and Exchange Commission.

Cardinal Financial Corporation and Subsidiaries
Summary Statements of Condition
As of September 30, 2003 and December 31, 2002
(Dollars in thousands)

	(Unaudited)
	2003	2002
Cash & due from banks	$ 9,332	$ 27,465
Federal funds sold	10,748	35,906

Investment securities - available-for-sale	97,174	163,665
Investment securities - held-to-maturity	145,892	-
Total investment securities	243,066	163,665

Other investments	3,748	1,615

Loans held for sale	785	-

Loans receivable, net of fees	290,811	249,106
Allowance for loan losses	(3,943)	(3,372)
Loans receivable, net	286,868	245,734

Premises and equipment, net	5,040	4,942
Goodwill	646	646
Other assets	3,115	6,350
TOTAL ASSETS	$ 563,348	$ 486,323

Non-interest bearing deposits	$ 84,833	$ 72,962
Interest bearing deposits	374,378	350,517
Total deposits	459,211	423,479

Other borrowed funds	62,753	2,000

Other liabilities	2,253	20,132

Shareholders' equity	39,131	40,712

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 563,348	$ 486,323

Non-performing loans/ loans receivable, net of fees	0.18%	0.37%
Annualized net charge offs / loans receivable, net of fees	0.01%	0.04%
Allowance / loans receivable, net of fees	1.36%	1.35%

Shareholders' equity	$ 39,131	$ 40,712
Tier I capital	39,420	37,721
Ratio	10.62%	12.25%
Tier I & II capital	$ 43,364	$ 41,093
Ratio	11.68%	13.35%

Book value per common share	$ 3.21	$ 3.37

Tangible book value per common share	$ 3.14	$ 3.31

Cardinal Financial Corporation and Subsidiaries
Summary Statements of Operations
Three and Nine Months Ended September 30, 2003 and 2002
(Dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net interest income	$ 3,838	$ 2,842	$ 10,742	$ 7,875
Provision for loan losses	(356)	(95)	(602)	(134)
Non-interest income	971	634	2,994	1,893

Net interest income & non-interest income	4,453	3,381	13,134	9,634

Salaries & benefits	1,671	1,368	4,861	4,176
Occupancy	317	273	1,093	729
Depreciation	276	176	731	555
Amortization of intangibles	-	-	-	22
Data processing	216	210	671	607
Telecommunications	99	69	294	204
Writedown on corporate bond impairment	-	-	-	1,660
Other operating expense	1,105	856	3,556	2,419
Total non-interest expense	3,684	2,952	11,206	10,372

NET INCOME (LOSS)	$ 769	$ 429	$ 1,928	$ (738)

Dividends to preferred shareholders	$ 124	$ 124	$ 371	$ 371

NET INCOME (LOSS) TO COMMON SHAREHOLDERS	$ 645	$ 305	$ 1,557	$ (1,109)

Basic and diluted earnings (loss) per common share	$ 0.06	$ 0.03	$ 0.15	$ (0.15)
Average common shares outstanding for basic	10,072,262	10,044,345	10,058,202	7,243,053
Average common shares outstanding for diluted	10,344,977	10,142,930	10,249,184	7,243,053

Return on average assets	0.56%	0.41%	0.51%	-0.27%
Return on average equity	7.79%	4.33%	6.42%	-3.25%

Net interest margin	2.88%	2.86%	2.96%	3.05%